UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 3, 2015

PATTERN ENERGY GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36087	90-0893251
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Pier 1, Bay 3

San Francisco, CA 94111

(Address and zip code of principal executive offices)

(415) 283-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

First Amendment to Bilateral Management Services Agreement

On October 2, 2013, Pattern Energy Group Inc. (“Pattern Energy”) entered into a Bilateral Management Services Agreement (the “Agreement”) with Pattern Energy Group LP (“PEG LP”) which provided, among other things, for a reintegration event to occur upon the completion of the first 20 consecutive trading day period during which the total market capitalization of Pattern Energy was no less than $2.5 billion. Upon such reintegration event, Pattern Energy and PEG LP would cooperate to cause, within 30 business days of the reintegration event, the employees of PEG LP and its subsidiaries to become the employees of Pattern Energy and its subsidiaries.

On July 3, 2015, Pattern Energy and PEG LP entered into an amendment to the Agreement with respect to the reintegration event (the “Amendment”). Under the Amendment, Pattern Energy has the option, exercisable by delivery of written notice of exercise to PEG LP at any time during a period of eighteen (18) months commencing July 1, 2015, to require PEG LP to cause the employees of PEG LP and its subsidiaries to become employees of Pattern Energy and its subsidiaries (the “Employee Reintegration” and the date, if any, such notice is so delivered, the “Reintegration Event”). From and after the occurrence of the Reintegration Event, Pattern Energy and PEG LP will cooperate to cause the Employee Reintegration to occur by the six month anniversary of the Reintegration Event or as soon as reasonably practical thereafter.

The Reintegration Event is not conditioned upon any market capitalization target.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The terms of the Amendment with respect to the Reintegration Event and Employee Reintegration were recommended by the Conflicts Committee, which is comprised solely of independent directors, for approval by Pattern Energy’s Board of Directors, and approved by such Board of Directors.

Item 9.01 Financial Statements and Exhibits.

d. Exhibits

Exhibit Number	Description

10.1	First Amendment to Bilateral Management Services Agreement dated as of July 3, 2015 by and between Pattern Energy Group Inc. and Pattern Energy Group LP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Pattern Energy Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2015

PATTERN ENERGY GROUP INC.

By:	/s/ Kim H. Liou
Name: Kim H. Liou
Title: Secretary